AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of October 11, 2006 (the “Signing Date”), is entered into by and among MACATAWA BANK CORPORATION, a Michigan corporation, of 10753 Macatawa Drive, Holland, Michigan 49424 (“Macatawa”), BENJ. A. SMITH & ASSOCIATES, LTD. (d/b/a Smith & Associates Investment Management Services), a Michigan corporation, of 106 East 8th Street, Holland, Michigan 49423 (“Company”), and BENJ. A. SMITH, III, a Michigan resident (“Shareholder”).

RECITALS:

        WHEREAS, the respective Boards of Directors of Macatawa and Company have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Company with and into Macatawa on the terms and conditions set forth in this Agreement (the “Merger”), whereby all of the issued and outstanding shares of capital stock of Company (the “Company Stock”) shall be converted into the right for Shareholder to receive the Merger Consideration (as defined below) as set forth in this Agreement;

        WHEREAS, Shareholder, as the sole stockholder of Company, has approved the Merger and the transactions contemplated hereby; and

        WHEREAS, Macatawa, Company and Shareholder desire to make those representations, warranties, covenants and agreements specified herein in connection with this Agreement.

        NOW, THEREFORE, in consideration of and reliance upon the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Macatawa, Company and Shareholder agree as follows:

ARTICLE I
THE MERGER

        1.1       The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Michigan Business Corporation Act, at the Effective Time (as defined below), Company shall be merged with and into Macatawa and the separate corporate existence of Company shall thereupon cease. Macatawa shall be the surviving corporation in the Merger (sometimes hereinafter referred to as “Surviving Corporation”) and the separate corporate existence of Macatawa with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

        1.2       Closing.  Unless otherwise mutually agreed in writing between Macatawa and Company, the closing for the Merger (the “Closing”) shall take place at the offices of Varnum, Riddering, Schmidt & Howlett LLP, 333 Bridge Street, N.W. Grand Rapids, Michigan 49501, (a) provided the conditions set forth in Article VI of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, on December 31, 2006 at 10:00 a.m., or (b) on such later date and at such time as is mutually agreeable, not later than the second business day following the day on which the last to be satisfied or waived of the conditions set forth in Article VI of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement (the “Closing Date”).

        1.3       Actions at Closing.

                (a)       At the Closing, Macatawa shall deliver to Company (i) a Certificate of Merger incorporating the terms and conditions of this Agreement (the “Certificate of Merger”); (ii) copies of resolutions of the Board of Directors of Macatawa authorizing Macatawa to consummate the transactions contemplated by this Agreement; and (iii) any and all other agreements, instruments and other documents reasonably required by Company.

                (b)        At the Closing, Company shall deliver to Macatawa (i) the Certificate of Merger; (ii) copies of resolutions of the Board of Directors of Company and of Shareholder authorizing Company to consummate the transactions contemplated by this Agreement; and (iii) any and all other agreements, instruments and other documents reasonably required by Macatawa.

        1.4       Effective Time.  As soon as practicable following the Closing, the Certificate of Merger shall be delivered to the Department of Labor and Economic Growth of the State of Michigan (the “Filing Office”). The Merger shall become effective upon the filing of the Certificate of Merger with the Filing Office or at such other later date or time as the parties shall agree as specified in the Certificate of Merger (the time the merger becomes effective being the “Effective Time”).

        1.5       Effect of the Merger.  At the Effective Time, Surviving Corporation shall possess all of the rights, privileges, immunities, powers and franchises, both public and private, and shall be subject to all restrictions, disabilities and duties, of Company. The rights, privileges, powers and franchises of Company and all property (real, personal, and mixed), and all debts due to Company of whatever account, shall be vested in Surviving Corporation. All property, rights, privileges, powers and franchises, and all and every other interest belonging to or due to Company shall thereafter be considered to be transferred to and shall be the property of Surviving Corporation, without further act or deed.

        1.6       Assets and Liabilities.  The assets and liabilities of Company at the Effective Time shall be carried on the books of Surviving Corporation in the amounts at which they are carried at that time on the books of Company.

        1.7       Articles of Incorporation; Bylaws; Directors; Officers.  The Restated Articles of Incorporation, as amended, of Macatawa shall be the Articles of Incorporation of Surviving Corporation, without amendment. The Bylaws of Macatawa shall be the Bylaws of Surviving Corporation, without amendment. The directors and officers of Macatawa shall continue to be the directors and officers of Surviving Corporation, until duly changed in accordance with the Bylaws of Surviving Corporation.

        1.8       Further Assurances.  If at any time after the Effective Time Surviving Corporation needs any bills of sale, assignments or assurances or any other acts or things necessary, desirable or proper (a) to perfect or confirm, of record or otherwise, in Surviving Corporation its right, title or interest in any of the rights, privileges, powers, franchises, properties or assets of Company, or (b) otherwise to carry out the purposes of this Agreement, Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of Company, all such other acts and things as may be necessary, desirable or proper to perfect or confirm Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Company and otherwise to carry out the purposes of this Agreement.

        1.9       Excluded Assets.  Prior to the Closing Date, Company may distribute the assets listed on Section 1.9 of the Disclosure Schedule (the “Excluded Assets”) to Shareholder. Macatawa acknowledges and agrees that the Excluded Assets may be distributed by Company to Shareholder and that they will no longer be assets of Company, and that the distribution of the Excluded Assets qualifies any relevant representation or warranty in Article III of this Agreement.

        1.10       Excluded Liabilities.  At the Closing, Shareholder shall cause any and all remaining indebtedness, liabilities, costs, obligations, expenses, fees, responsibilities and any similar items, of any kind (collectively, the “Liabilities”) of Company (the “Excluded Liabilities”) to be assigned to and assumed by Shareholder or an entity designated by Shareholder. The number of shares to be issued by Macatawa to Shareholder pursuant to Section 2.1(b)(i) of this Agreement shall be reduced by the number of shares, rounded to the nearest whole number, resulting from the division of (a) the amount of all Liabilities of Company existing as of the Effective Time, if any, that are assumed by or continue to be Liabilities of the Surviving Corporation by operation of law or the terms of this Agreement, by (b) the September 2006 Average Closing Price ($23.0035).

ARTICLE II
EFFECT OF THE MERGER ON CAPITAL STOCK

      2.1       Effect on Capital Stock.

                (a)       Macatawa. At the Effective Time, by virtue of the Merger, and without any action by Macatawa, Company, Shareholder or Surviving Corporation, each share of the outstanding capital stock of Macatawa shall remain in effect as the issued and outstanding capital stock of Surviving Corporation.

                (b)       Company. At the Effective Time, by virtue of the Merger, and without any action by Macatawa, Company, Shareholder or Surviving Corporation, the Company Stock shall be cancelled and converted into the right for Shareholder to receive the following merger consideration (collectively, the “Merger Consideration”):

                        (i)        Subject to the adjustment provided in Section 1.10 of this Agreement, one hundred thirty-six thousand nine hundred thirty-six (136,936) shares of unregistered common stock of Macatawa, which represents the number, rounded to the nearest whole number, of shares of common stock of Macatawa resulting from the division of Three Million One Hundred Fifty Thousand Dollars ($3,150,000) by Twenty-three and 35/10,000 Dollars ($23.0035), which represents the average closing price per share, rounded to the fourth decimal place, of the registered common stock of Macatawa as reported on The Nasdaq Global Market (the “NASDAQ”) for the days on which the NASDAQ was open for at least one-half (1/2) of its normal business hours during the month of September, 2006 (the “September 2006 Average Closing Price”), to be issued by Macatawa within thirty (30) days after the Closing;

                        (ii)        If the gross investment adviser income of Macatawa from (A) the transferred investment advisor account balances of clients of Company who are a party to an Investment Adviser Contract (as defined below) as of the Closing Date, (B) principal additions to such transferred investment advisor account balances generated by Shareholder, and (C) balances of new investment adviser accounts generated by Shareholder (collectively, the “Earn Out Account Balances”), for the year ended December 31, 2007 (the “2007 Investment Adviser Income”) is greater than or equal to One Million Six Hundred Thousand Dollars ($1,600,000), then thirteen thousand forty-one (13,041) shares of unregistered common stock of Macatawa,which represents the number, rounded to the nearest whole number, of shares of common stock of Macatawa resulting from the division of Three Hundred Thousand Dollars ($300,000) by the September 2006 Average Closing Price, will be issued by Macatawa to Mr. Smith by March 31, 2008; and

                        (iii)        If the gross investment adviser income of Macatawa from the Earn Out Account Balances for the year ended December 31, 2008 (the “2008 Investment Adviser Income”) is greater than or equal to One Million Seven Hundred Thousand Dollars ($1,700,000), then thirteen thousand forty-one (13,041) shares of unregistered common stock of Macatawa,which represents the number, rounded to the nearest whole number, of shares of common stock of Macatawa resulting from the division of Three Hundred Thousand Dollars ($300,000) by the September 2006 Average Closing Price, will be issued by Macatawa to Mr. Smith by March 31, 2009.

Earn Out Account Balances will not include any revenue received by Macatawa for services rendered to Smith & Associates Florida Fund LLC or the banks in which it invests and will not include revenue from services provided to the Smith & Associates Financial Fund, LLC.

Shareholder acknowledges and agrees that all shares of unregistered common stock of Macatawa issued to him pursuant to this Section 2.1 (collectively, the “Macatawa Shares”) are restricted, subject to Rule 144 of the Securities Act of 1933, have not been registered under the Securities Act, and will bear a legend evidencing such restrictions.

        2.2       Determination of Earn Out Amounts.  Not later than thirty (30) days following December 31, 2007 and December 31, 2008, Macatawa shall determine the amounts of the 2007 Investment Adviser Income and the 2008 Investment Adviser Income, respectively, and deliver its determination to Shareholder. Shareholder shall have thirty (30) days from his receipt of a determination to notify Macatawa of any dispute with such determination and the basis therefore (the “Earn Out Dispute Notice”). If Macatawa has not received an Earn Out Dispute Notice within the thirty (30) day time period, Shareholder shall be deemed to have accepted the determination of Macatawa. If, on the other hand, Macatawa has received an Earn Out Dispute Notice within the required thirty (30) day period, then Macatawa and Shareholder shall mutually agree upon an independent accounting firm to resolve the dispute to determine the 2007 Investment Adviser Income or the 2008 Investment Adviser Income, as applicable. The cost of the independent accounting firm shall be borne by the party (either Macatawa or Shareholder) whose determination of the 2007 Investment Adviser Income or the 2008 Investment Adviser Income, as applicable, was furthest from the determination of the independent accounting firm, or equally by Macatawa and Shareholder in the event the determination by the independent accounting firm is equidistant between the determinations of the parties.

        2.3       Noncompetition Agreement.  Upon the execution of this Agreement, Macatawa shall execute and deliver to Company and Shareholder shall execute and deliver a six (6) year Noncompetition Agreement, in the form attached hereto as Exhibit A.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

        Except as set forth in the disclosure schedule delivered by Company and Shareholder to Macatawa on the date hereof (the “Disclosure Schedule”), Shareholder represents and warrants to Macatawa, as of the Signing Date and as of the Closing Date, as an inducement for Macatawa to enter into this Agreement, which representations and warranties shall survive the Merger, as follows:

        3.1       Organization.  Company is a corporation duly organized and validly existing under the laws of the state of Michigan, with full power and authority to carry on its business as now conducted and to own and operate its assets, properties and business. Company is duly qualified and in good standing as a foreign corporation, and is authorized to do business, in the jurisdictions set forth in Section 3.1 of the Disclosure Schedule, and such jurisdictions are the only jurisdictions in which such qualification or authorization is required as a result of the business of Company, and there has not been any claim by any other jurisdiction to the effect that Company is required to qualify or otherwise be authorized to do business therein.

        3.2       Corporate Documents.  A copy of Company’s Articles of Incorporation, as amended (certified by the Secretary of State of Michigan) and Bylaws (certified by Company’s Secretary), both as in effect on the date hereof, are attached to Section 3.2 of the Disclosure Schedule, and such copies are complete and correct, and since the respective dates of such certifications there has not been any amendment to such documents. Company is not (and has not in the past been) in breach of its Articles of Incorporation or Bylaws. All of the minute books of Company have been delivered to Macatawa, and such books contain complete and accurate records of all meetings of Company’s shareholders, board of directors and any committees thereof, and accurately reflect all transactions referred to in such minutes and all material business conducted at such meetings.

        3.3       Capitalization.  The total authorized capital stock of Company consists of five hundred (500) shares of common stock, of which one hundred twenty-five (125) shares are issued and outstanding. The Company Stock constitutes all of the issued and outstanding shares of Company’s common stock and is owned by Shareholder, free and clear of any and all Liens (as defined below). Company has no other securities of any kind outstanding. Without limitation to the foregoing, there are not outstanding any options, warrants or other rights to acquire any securities of Company. Company has no plan, agreement or other obligation to issue any stock options, warrants or other rights to purchase or acquire any securities of Company. The Common Stock is duly authorized, validly issued, fully paid and nonassessable, and was issued in compliance with all applicable federal and state laws. For purposes of this Agreement the term “Lien” shall mean any lien (statutory or otherwise), security interest, charge, restriction, mortgage, easement, deed of trust, loan, priority, pledge, charge, conditional sale, title retention agreement, financing lease, other encumbrance of any kind or any other similar right, or any agreement to give any of the foregoing.

        3.4       Subsidiaries.  Company does not own or control, directly or indirectly, any securities of or interest in any other corporation, limited liability company, partnership, association or other entity. Company is not a participant in any joint venture or partnership.

        3.5       Enforceable Agreement.  The execution, delivery and performance of this Agreement by Company and Shareholder each have been duly authorized by all necessary actions and proceedings, and Company and Shareholder each have full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Agreement constitutes the valid and binding obligation of Company and Shareholder, and is enforceable against Company and Shareholder in accordance with its terms.

        3.6       No Breach.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate any provision of the Articles of Incorporation, as amended, or Bylaws or other organizational documents of Company; (b) violate, conflict with, or result in a breach or default under or termination of (or otherwise give any other contracting party the right to terminate) any Contract (as defined below) to which Company or Shareholder is a party or by which Company or any of its properties or assets may be bound; (c) result in the creation of any Lien upon the properties or assets of Company; or (d) violate any applicable law, rule, regulation, ruling, order, judgment, injunction, award, decree, ordinance or requirement of any governmental entity or agency which is binding upon Shareholder or upon Company or its business or assets (“Laws”). No consents, approvals, waivers or other actions by any third parties, including, without limitation, any governmental entity or agency, are necessary in connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

        3.7       Contracts.  Section 3.7 of the Disclosure Schedule is a complete and accurate list of all Contracts to which Company is a party. Other than its 401(k) plan and its health insurance plan, the Company is not a party to (in its own name or as successor in interest to any predecessor) or bound by any written or oral: (a) Employment, management, consulting, independent contractor or similar Contract; (b) bonus, pension, profit-sharing, retirement, stock purchase, phantom stock, hospitalization, insurance or deferred compensation Contract or other Contract providing for employee benefits; (c) Contract with respect to the lease of property, whether real, personal or mixed, whether as lessor or lessee; (d) Contract for the future purchase or disposition of material, assets, equipment or services; (e) Contract evidencing or relating to any indebtedness or creating any Lien on any assets or properties of Company; (f) Contract with respect to any Proprietary Right (as defined below); (g) Contract not to compete in any line of business or in any geographic area or otherwise restricting Company’s ability to complete or engage in any type of business or other activity; (h) Contract relating to the acquisition of any business or assets or relating to the sale or disposition of any business or any assets ; and (i) Any other material Contract or any Contract not made in the ordinary course of Company’s business or not consistent with Company’s past practices.

        True, correct and complete copies of all agreements, contracts, plans, leases, licenses, mortgages, options, arrangements, instruments and commitments (“Contracts”) listed in Section 3.7 of the Disclosure Schedule have been delivered to Macatawa. All Contracts to which Company is a party are valid and binding agreements of Company and the other parties thereto and are in full force and effect. Neither Company nor any other party thereto is in default or breach under any terms of any such Contract and no act or omission on the part of Company (or, to Shareholder’s Knowledge, on the part of any other party thereto) has occurred which, with the notice or lapse of time, or both, would constitute a default or breach under the terms of any such Contract.

        3.8       Financial Statements.

                (a)        Company has delivered to Macatawa its financial statements for the years ended December 31, 2004 and 2005, and interim financial statements for the period beginning January 1, 2006 and ended August 31, 2006, including all related notes and schedules thereto (“Financial Statements”). The Financial Statements in all material respects (i) are complete, accurate and not misleading, (ii) accurately and fairly present the financial position, results of operation and changes in financial position of Company and its business as of the dates of such Financial Statements, and (iii) were compiled in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants applied on a consistent basis throughout the periods involved on the cash basis of accounting.

                (b)        There have been no adverse changes in the condition (financial or otherwise), earnings, business (financial or otherwise) or prospects of Company since January 1, 2006. Company is not considering any restatement or amendment of any of its Financial Statements nor has Company been advised by its accountants that any such restatement or amendment is appropriate or should be considered nor is there any basis for any such restatement or amendment. Company does not currently have any material disagreements or disputes with any of its accountants, and has not been advised by any of its accountants of any accounting problems or irregularities related to Company or its Financial Statements. Company is not currently the subject of any inquiry or investigation by any governmental agency nor is there are basis for any such inquiry or investigation. Since January 1, 2004, Company has not changed its accounting practices in any material respect.

        3.9       Accounts Receivable.  All accounts receivable of Company, if any, represent valid obligations to Company arising from bona fide sale transactions in the ordinary course of business.

        3.10       Ownership of Assets.  Company has good and marketable title to all of its assets and property, free and clear of all Liens. Without limitation to the foregoing, Company has good and marketable title, free and clear of all Liens to all assets listed in Section 3.10(a) of the Disclosure Schedule (the “Company Assets”). With respect to the assets and property it leases, Company is in full compliance with such leases (except where noncompliance would not have a material adverse effect on Company or its business), and holds a valid leasehold interest to such property and assets, free of any Liens, and enjoys peaceful and undisturbed possession, and all said leases are valid and subsisting and in full force and effect. The Company Assets, together with any leasehold assets used pursuant to Contracts disclosed in Section 3.7 of the Disclosure Schedule are all of the assets and property necessary to operate Company’s business as currently operated. All assets and property owned or leased by Company are in reasonable good condition, ordinary wear and tear excepted.

        3.11       Absence of Changes or Events.  Since January 1, 2006, Company has at all times operated and conducted its business only in the ordinary course, consistent with past practice.

        3.12       Brokers or Finders.  No liability has been incurred or will be incurred by any person for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby as a result of the actions of Shareholder or Company.

        3.13       Litigation; Compliance with Laws.  There are no actions, suits, claims or proceedings pending before any court, governmental department or agency, arbitrator, mediator or any other similar authority to which Company or Shareholder is a party or which could otherwise have an adverse effect on Company or the properties or business of Company, and to Shareholder’s Knowledge, no such action, suit, claim or proceeding is threatened nor is there any basis for any such action, suit, claim or proceeding. Company is not subject to any unsatisfied judgment or award, order, writ, injunction or decree of any court, governmental agency or department, arbitrator, mediator or other similar authority having jurisdiction over Company or its properties, business or affairs. Company is not in violation and has not in the past violated any Law, Company has at all times complied with all Laws and all of Company’s assets and property comply with and have all times complied with all Laws, each including, without limitation, Laws relating to investment advisers, securities, the environment and environmental conditions, human health and safety, equal employment opportunity, employee wages and hours, employee pension or benefit plans, zoning or buildings, and Company has received no notification or allegation from any private person or private or governmental organization or agency suggesting a violation by Company or its business or assets of any Law. Without limiting the foregoing, Company is and at all times required by the Investment Advisers Act of 1940, as amended (the “Advisers Act”) has been duly registered as an investment adviser under the Advisers Act. Company is duly registered, licensed or qualified as an investment adviser in each jurisdiction where the conduct of its business requires such registration, licensing or qualification. Company has delivered to Macatawa a true and complete copy of its Form ADV, as amended to date, filed by Company with the Securities and Exchange Commission, copies of all State filing forms, likewise amended to date, and copies of all current reports required to be kept by Company pursuant to the Advisers Act. The information contained in such forms and reports was true and complete at the time of filing in all material respects. Company has filed all material amendments to its Form ADV. Company has (a) adopted a formal code of ethics, (b) adopted and implemented a written policy (i) with respect to insider trading, (ii) with respect to proxy voting, and (iii) reasonably designed to prevent violations of the Advisers Act and the rules promulgated therein, and (c) designated and approved an appropriate chief compliance officer; each in compliance with the Advisers Act and the rules promulgated therein and/or other applicable laws.

        3.14       Taxes.  (a) Company has filed all returns, declarations, reports and statements required to be filed or sent by it prior to the Signing Date relating to all federal, state, local and foreign taxes (“Taxes”), including, but not limited to, income, property, sales, use, franchise, added value, employees’ income withholding and social security taxes (collectively “Returns”); (b) All Returns were and are complete and correct in all respects, and prepared and filed in accordance with applicable Law; (c) Company has timely paid all Taxes shown as due and payable on the Returns or otherwise due from Company, together with any interest, penalties, assessments or deficiencies related thereto; (d) The charges, accruals and reserves for Taxes (not including any reserves for deferred taxes) reflected in the Financial Statements of Company are adequate to cover the Tax liabilities accruing or payable by Company according to its current performance; (e) Company is not (and has not in the past been) delinquent in the payment of any Taxes and Company is not liable for any penalties, assessments or deficiencies related to Taxes; (f) No audit or deficiency for any Taxes has been proposed, asserted or assessed with respect to Company, and there is no action, suit, proceeding, inquiry, investigation or claim, pending with respect to any Tax against Company; (g) Company has not been granted any extension of a limitation period applicable to any Tax claim against Company; (h) Company has not joined in the filing of a consolidated or combined return for federal, state, local or foreign purposes with any group of corporations; and (i) All monies required to be withheld by Company from its employees for income taxes, social security and other payroll taxes have been collected or withheld and either paid to the appropriate governmental agencies, set aside in accounts for such purpose or accrued, reserved against and entered upon the books of Company.

        3.15       Employee Relations.  No material dispute exists between Company and any of its employees, including, without limitation, disputes regarding wages, salaries, commissions, bonuses, vacations and other benefits. Shareholder is not aware that any employee intends to terminate his or her employment with Company. True, complete and correct copies of all of Company’s employee handbooks and policies and similar documents have been provided to Macatawa.

      3.16       Employee Benefits.

                (a)        Section 3.16 of the Disclosure Schedule sets forth a list of each employee benefit plan of Company. Other than its 401(k) plan, Company has no employee benefit plans or other plans subject to the Employee Retirement Income Security Act of 1974.

                (b)        All obligations of Company relating to its current and former officers, directors, employees, consultants, agents and independent contractors, whether arising by operation of Law, Contract, past service or otherwise, for payments to trusts or other funds or to any governmental agency, or to any person with respect to unemployment compensation, benefits, profit sharing or retirement benefits or social security benefits have been paid. All obligations of Company relating to its current and former officers, directors, employees, consultants, agents and independent contractors, whether arising by operation of law, Contract, past practice or otherwise, for salary, vacation and holiday pay, bonuses and other forms of compensation which are or may become payable to such persons, have been paid.

        3.17       Insurance.  Section 3.17 of the Disclosure Schedule sets forth a list and description (including the nature of coverage, limits, deductibles, premiums and the loss experience with respect to each type of coverage) of all policies of fire, liability and other forms of insurance currently or at any time in the past three years held by Company. Copies of all such policies that are currently held by Company have been provided to Macatawa. Such policies that are currently held by Company are valid, outstanding and enforceable in accordance with their terms and all premiums currently due thereon have been paid. Shareholder does not have any Knowledge of any state of facts, or of the occurrence of any event, which might reasonably (i) form the basis for any claim against Company not fully covered by insurance, or (ii) result in an increase in the insurance premiums of Company. Company has not failed to give any notice or present any claim under any insurance policies in a due and timely manner. There have been delivered to Macatawa correct and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of Company’s assets. Section 3.17 of the Disclosure Schedule sets forth a summary of information pertaining to all claims made by Company at any time in the past three years under any insurance policy, and all claims (other than workers compensation claims) of property damage or personal injury or death against Company or relating to Company’s business which are currently pending or were made in the past three (3) years (whether or not covered by insurance). Except as set forth on Section 3.17 of the Disclosure Schedule, all of such claims have been satisfied or are being defended by an insurance carrier.

        3.18       Intellectual Property.  Section 3.18 of the Disclosure Schedule contains a complete and accurate list of all of Company’s Proprietary Rights (as defined below). Company owns or has the right to use pursuant to a valid and enforceable license all Proprietary Rights currently used by Company or necessary for the operation of its business. Company has taken all reasonable actions to maintain and protect the Proprietary Rights which it owns or uses. For purposes of this Agreement, the term “Proprietary Rights” shall mean all of the following with all income, royalties, damages and payments thereon (including damages and payments for past and future infringements or misappropriations thereof), the right to sue and recover for past infringements and misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured: (a) trademarks, service marks, trade dress, trade names and corporate names and registrations, renewals and applications for registration thereof, together with good will associated therewith, (b) copyrights and renewals and applications for registrations thereof, (c) computer software (including all databases, data and documentation), (d) trade secrets and other confidential information, (e) any other intellectual property rights, and (f) copies and tangible embodiments thereof, in whatever form or medium.

        3.19       Clients.  Company has provided Macatawa with an accurate list of Company’s clients and the information provided to Macatawa about such clients is accurate and complete. There exists no actual or, to the Knowledge of Shareholder, threatened termination, cancellation or limitation of, or any significant modification or change in, the business relationship of Company with any material client of Company.

        3.20       Permits and Licenses.  Company possesses all permits, licenses, orders, franchises and approvals of all federal, state, local or foreign governmental or regulatory bodies required for it to carry on its business as currently conducted (“Authorizations”). All such Authorizations are in full force and effect, and no suspension or cancellation of any of them is threatened, and Shareholder has no Knowledge that any is likely to be cancelled or suspended or that any additional Authorizations are likely to be necessary to be obtained by Company. Company is in compliance with all requirements, standards and procedures of all federal, state, local and foreign governmental or regulatory bodies which issued such Authorizations to Company. Section 3.20 of the Disclosure Schedule includes copies of all Authorizations.

        3.21       Real Property.  Section 3.21 of the Disclosure Schedule lists and describes all real property owned, leased or used by Company (the “Real Property”). Following the Closing, the transition use of the Real Property will be as described in Section 5.2 of this Agreement.

        3.22       Untrue and Omitted Facts.  No representation, warranty or statement by Company or Shareholder in this Agreement or in the Disclosure Schedule hereto or in any certificate or document delivered or to be delivered to Macatawa as required by the terms hereof or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omit to state a material fact necessary to be stated in order to make such representation, warranty or statement not misleading. Company has furnished to Macatawa true and correct copies of all Contracts, agreements, instruments and documents listed in the Disclosure Schedules hereto except as noted therein.

        3.23       Knowledge.   For purposes of this Agreement, Shareholder shall be deemed to have “Knowledge” and to have “knowledge” and to be “aware” of a fact if Shareholder (a) has actual knowledge of the fact, or (b) could reasonably have known of the fact upon reasonable investigation.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MACATAWA

        Macatawa represents and warrants to Shareholder, as an inducement for Shareholder to enter into this Agreement, which representation and warranty shall indefinitely survive the Merger, as follows:

        4.1       Organization.  Macatawa is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Macatawa has full power and authority to execute and deliver this Agreement, and has the corporate power and authority to consummate the transactions contemplated hereby.

        4.2       Authorization.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of Macatawa. This Agreement constitutes the valid and binding obligation of Macatawa, enforceable against Macatawa in accordance with its terms.

        4.3       Macatawa Shares.  When issued, the Macatawa Shares will be duly authorized, validly issued, fully paid and nonassessable.

        4.4       Untrue and Omitted Facts.  No representation, warranty or statement by Macatawa in this Agreement or in any certificate or document delivered or to be delivered by Macatawa to Company or Shareholder as required by the terms hereof or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omit to state a material fact necessary to be stated in order to make such representation, warranty or statement not misleading.

ARTICLE V
COVENANTS

        5.1       Interim Operations.  Between the Signing Date and the Closing Date, Shareholder will, and will cause Company to:

                (a)        conduct the business of Company only in the ordinary course of business; provided, however, that prior to the Closing, Shareholder may cause Company to assign those investment adviser contracts listed in Section 5.1 of the Disclosure Schedule (the “Assigned Investment Adviser Contracts”) to Shareholder or such entity as may be designated by Shareholder;

                (b)        preserve intact the current business organization of Company, keep available the services of the current officers, employees, and agents of Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with Company;

                (c)        confer with Macatawa concerning operational matters of a material nature that are not in the ordinary course of business; and

                (d)        to the extent reasonably requested by Macatawa, otherwise report periodically to Macatawa concerning the status of the business, operations and finances of Company.

        5.2       Use of Real Property.  Shareholder agrees to allow Macatawa to use the property located at 106 East 8th Street, Holland, Michigan 49423 free of charge (except as provided below) until March 31, 2007. Macatawa shall give Shareholder at least thirty (30) days advance notice of the date on which it intends to vacate the property. For purposes of clarification, Shareholder shall be responsible for all insurance, taxes, maintenance and repairs related to such property. Macatawa shall be responsible for all utilities.

        5.3       Services to Financial Fund.  Shareholder shall retain the Smith & Associates Financial Fund LLC. Macatawa agrees to provide ongoing assistance with research, trading, reporting and accounting with respect to the Smith & Associates Financial Fund LLC as may be reasonably requested by Shareholder from time to time. Shareholder may terminate the service arrangement with Macatawa at any time upon 30 days advance written notice. Shareholder shall compensate Macatawa by paying an annual fee of 25 basis points on the net asset value of the Smith & Associates Financial Fund LLC. The fee will cease on the termination date if Shareholder terminates the service arrangement. Prior to the Closing Date, Macatawa and Shareholder will prepare and execute a more detailed written agreement concerning such services containing customary provisions applicable to such arrangements.

        5.4       Transition Services.  Macatawa will assist Shareholder with the final client and regulatory reporting and accounting with respect to the transferred business with the first $10,000 worth of such services to be provided at Macatawa’s expense. If Shareholder requests services that would cost Macatawa more than $10,000 to provide, then Shareholder shall reimburse Macatawa for Macatawa’s cost of providing such services in excess of $10,000.

        5.5       Tax Opinion.  Shareholder shall have received an opinion of counsel to Macatawa, reasonably satisfactory in form and substance, substantially to the effect that:

                (a)        The Merger of the Company with and into Macatawa will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and the Company and Macatawa will each be a “party to a reorganization” within the meaning of Section 368(b) of the Internal Revenue Code.

                (b)        No gain or loss will be recognized by the shareholders of the Company with respect to shares of Macatawa Common Stock they receive in exchange for all of their shares of the Company’s Common Stock, but such shareholder will recognize gain to the extent of any cash received in lieu of a fractional share of Macatawa Common Stock.

                (c)        The basis of the Macatawa Common Stock to be received by shareholders of the Company will, in each instance, be the same as the basis of the respective shares of the Company Common Stock surrendered in exchange therefor.

                (d)        The holding period of the Macatawa Common Stock received by shareholders of the Company will, in each instance, include the period during which the Company Common Stock surrendered in exchange therefor was held, provided that the Company Common Stock was, in each instance, held as a capital asset in the hands of the shareholder of the Company at the Effective Time of the Merger.

ARTICLE VI
CONDITIONS OF MACATAWA

        The obligations of Macatawa under this Agreement are subject to the satisfaction (or waiver by Macatawa) on or prior to the Closing Date of each condition in this Article VI.

        6.1       Accuracy of Representations.  All of Shareholder’s representations and warranties in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date.

        6.2       Shareholder’s Performance.   All of the covenants and obligations that Shareholder is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

        6.3       Consents to Assignment.   The parties shall have obtained (a) consents to the assignment of all investment adviser contracts of Company, excluding the Assigned Investment Adviser Contracts (the “Investment Adviser Contracts”), to Macatawa incorporating such amendments to the Investment Adviser Contracts as may be deemed necessary by Macatawa in its sole discretion; or (b) new investment adviser contracts by and between Macatawa and each client of Company who is a party to an Investment Adviser Contract, in such form as is acceptable to Macatawa in its sole discretion.

        6.4       No Proceedings.   Since the Signing Date, there must not have been commenced or threatened against Company or Shareholder, any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereunder, or (b) that may have the effect of preventing, delaying or making illegal any of the transactions contemplated hereunder.

        6.5       No Material Adverse Changes.   There shall not have been any material change or event having (or likely in the future to have) a material adverse effect on the business of Company, the assets or liabilities of Company or Company’s prospects or financial condition occurring prior to the Closing Date, each determined by Macatawa in its sole discretion.

ARTICLE VII
TERMINATION

        7.1       Termination Events.   This Agreement may, by notice given prior to or at the Closing, be terminated:

                (a)        by either Macatawa or Shareholder if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived or cured within thirty (30) days of written notice from the other party (or, in the case of a breach not reasonably able to be cured within such thirty (30) day period, within such longer period of time as is reasonably necessary to cure such breach as long as the breaching party is acting with reasonable diligence to seek to cure the breach);

                (b)        by Macatawa if any of the conditions in Article VI has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Macatawa to comply with its obligations under this Agreement or an act of bad faith by the Macatawa) and Macatawa has not waived such condition on or before the Closing Date;

                (c)        by mutual written consent of Macatawa and Shareholder; or

                (d)        by either Macatawa or Shareholder if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement or an act of bad faith by such party) on or before January 31, 2007 or such later date as the parties may agree upon in writing.

        7.2       Effect of Termination.   If this Agreement is terminated pursuant to Section 7.1 of this Agreement, all further obligations of the parties under this Agreement will terminate, except that the following provisions will survive: Section 3.2, Article VIII and Article IX. Additionally, a termination of this Agreement shall not preclude any party from making a claim against the other party for breach of this Agreement.

ARTICLE VIII
INDEMNIFICATION

        8.1       Shareholder.   Shareholder agrees to indemnify and hold Macatawa harmless from and against the following:

                (a)        Any and all damages, losses, claims, expenses or deficiencies incurred by Macatawa or Company and resulting from any misrepresentation, breach or inaccuracy of any representation or warranty of Shareholder contained in this Agreement or made in connection with the transactions contemplated hereby, or breach or non-fulfillment by Shareholder of any term or covenant of this Agreement.

                (b)        Any liability of Company not reflected in the Financial Statements which is asserted against Macatawa or Company or any of the Company Stock, and any other claims against Macatawa, Company or any of the Company Stock arising out of the transactions contemplated in this Agreement or the actions or omissions of Shareholder or Company prior to the Effective Time.

                (c)        The cost of perfecting good and marketable title to the Company Stock and the amount of any undisclosed Lien or encumbrance related to Company or any of its assets existing at the Effective Time.

                (d)        Any and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including reasonable attorneys’ fees) incident to the foregoing.

The amounts payable by Shareholder under this Article VIII shall be reduced by any and all amounts recovered by Macatawa under any insurance policies related to the matter.

        8.2       Right to Offset.  Macatawa shall have the right to offset and setoff any amounts to which Macatawa is entitled to be indemnified against by Shareholder pursuant to the indemnification provisions of this Article VI or otherwise against any amounts which are to be paid or which are owed by Macatawa to Shareholder; including, without limitation, the Merger Consideration.

ARTICLE IX
MISCELLANEOUS

        9.1       Expenses.  Except as otherwise expressly provided in this Agreement, each party shall pay all of their respective costs and expenses incident to its negotiation, preparation and performance of this Agreement and all transactions contemplated in this Agreement, including, but not limited to, the fees, expenses and disbursements of its counsel and accountants. Shareholder shall be responsible for all fees and expenses of legal counsel and other advisors and consultants to the Company incurred in connection with this transaction.

        9.2       Counterparts.  This Agreement may be executed in one more counterparts, each of which shall be considered an original counterpart, and shall become a binding agreement when each party shall have executed one counterpart and delivered it to the other parties.

        9.3       Schedules and Exhibits.  The Disclosure Schedule referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if set forth verbatim herein.

        9.4       Interpretation.  All definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Wherever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter forms. As used in this Agreement, the words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “but not limited to.” As used in this Agreement, the terms “herein,” “hereof,” and “hereunder” shall refer to this Agreement in its entirety. Any references in this Agreement to “Sections” or “Articles” shall, unless otherwise specified, refer to Sections or Articles, respectively, of this Agreement.

        9.5       Applicable Law.  The terms and conditions of this Agreement shall be governed, construed, interpreted and enforced in accordance with the domestic laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

        9.6       Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and lawful assigns. No party may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties; provided, however that Macatawa may assign any or all of its rights and obligations hereunder to any affiliate of Macatawa, without the prior written consent of Company or Shareholder.

        9.7       Modification.  This Agreement cannot be amended, altered or modified, unless done so in a writing, signed by a duly authorized representative of the party against whom such modification is sought to be enforced.

        9.8       Waiver.  No provision of this Agreement shall be waived by a party hereto, unless such waiver is in a writing, signed by a duly authorized representative of the party against whom such waiver is sought to be enforced. A waiver by a party of any breach or failure to comply with any provision of this Agreement by another party shall not be construed as or constitute a continuing waiver of such provision or a waiver of any other breach of or failure to comply with any other provision of this Agreement.

        9.9       Severability.   The parties believe that every provision of this Agreement is effective and valid under applicable law, and whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid. If any provision of this Agreement is held, in whole or in part, to be invalid, the remainder of such provision and this Agreement shall remain in full force and effect, with the offensive term or condition being stricken to the extent necessary to comply with any conflicting law.

        9.10       Entire Agreement.   This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement. The provisions of this Agreement shall supersede all contemporaneous oral agreements, communications and understandings and all prior oral and written communications, agreements and understandings between the parties with respect to the subject matter of this Agreement.

        9.11       Notices.  All notices and demands required or permitted by this Agreement shall be in writing. All notices, demands and payments required or permitted by this Agreement shall be deemed properly made (a) upon personal delivery to the relevant address set forth on the first page of this Agreement or set forth below or such other relevant address as may be specified in writing by the relevant party, or (b) upon deposit in the United States mail, registered or certified mail, or with a recognized overnight courier, postage prepaid, addressed to the relevant address set forth on the first page of this Agreement or set forth below or such other relevant address as may be specified in writing by the relevant party. Proof of sending any notice, demand or payment shall be the responsibility of the sender.

        9.12       Headings.   The headings used herein have been used for the convenience of the parties and are not to be used in construing this Agreement.

        9.13       Legal Representation.  Varnum, Riddering, Schmidt & Howlett LLP has represented Macatawa and not Smith or Company with respect to this Agreement. Smith and Company have consulted with their own independent legal counsel.

        9.14       Survival.  All statements contained in any certificate, instrument or document delivered by or on behalf of any party pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by the party making them. The parties agree that all representations and warranties made in connection with the transactions contemplated by this Agreement shall survive indefinitely the Merger and any investigation made at any time by or on behalf of any party hereto.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the Signing Date.

MACATAWA: MACATAWA BANK CORPORATION By: /s/ Philip J. Koning —————————————— Philip J. Koning Its President

COMPANY: BENJ. A SMITH & ASSOCIATES, LTD. By: /s/ Benj. A. Smith, III —————————————— Benj. A. Smith, III Its: President

SHAREHOLDER: By: /s/ Benj. A. Smith, III —————————————— Benj. A. Smith, III

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